As filed with the Securities and Exchange Commission on November 10, 2005
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________________

EGL, INC.

 (Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0094895 (I.R.S. Employer Identification No.)
15350 Vickery Drive Houston, Texas (Addresses of Principal Executive Offices)	77032 (Zip Code)
__________________________ AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN (Full title of the plan) __________________________

James R. Crane

Chairman and Chief Executive Officer

EGL, Inc.

15350 Vickery Drive

Houston, Texas 77032

(Name and address of agent for service)

(281) 618-3100
(Telephone number, including area code, of agent for service)

copy to:

Gene J. Oshman

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

(713) 229-1234

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.001 per share	100,000 shares	$31.27	$3,127,000	$368.05
Rights to purchase Series A Junior Participating Preferred Stock, par value $.001 per share	100,000 rights(3)	N/A	N/A	(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the registrant’s Amended and Restated Non-Employee Director Stock Plan as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h), based on the average of the high and low prices for the Common Stock reported on the NASDAQ National Market System on November 4, 2005.

(3)

Each share of common stock includes one right to purchase from a fractional share of Series A Junior Participating Preferred Stock, par value $0.001 per share.

(4)

Pursuant to Rule 457(i), no separate consideration is payable for the associated right to purchase Series A Junior Participating Preferred Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the information concerning the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  EGL, Inc. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

There are also registered hereunder such additional indeterminate shares of the Registrant’s Common Stock as may become issuable under the plan as a result of stock splits, stock dividends or similar transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant (SEC File No. 000-27288) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed on March 31, 2005), as amended on May 4, 2005;

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 (filed on May 10, 2005), June 30, 2005 (filed on August 9, 2005) and September 30, 2005 (filed on November 9, 2005);

(c)

the Registrant’s Current Reports on Form 8-K filed on March 8, 2005 (as amended on March 24, 2005), March 14, 2005, May 5, 2005, May 13, 2005, June 2, 2005, June 24, 2005, July 5, 2005, July 19, 2005, August 30, 2005, September 2, 2005, September 16, 2005 (two Form 8-Ks), October 5, 2005, October 6, 2005 and October 13, 2005; and

(d)

the description of the Registrant’s Common Stock (including the related rights) contained in the Registrant’s Registration Statement on Form 8-A dated November 27, 1995, as amended on June 26, 1998, September 29, 2000 and May 24, 2001, and including any other amendments or reports filed for the purpose of updating such description.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not Applicable.

Item 5.

Interests of Named Experts and Counsel

Not Applicable.

Item 6.

Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation.  Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

The Registrant’s Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act.  The Registrant has also entered into indemnification agreements with each of its directors and certain of its officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees’ receipt of such benefits.  These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee.  The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Registrant may purchase directors’ and officers’ liability insurance policies for its directors and officers in the future.  The Bylaws and such agreements with directors and officers provide for indemnification for amounts (1) in respect of the deductibles for such insurance policies, (2) that exceed the liability limits of such insurance policies and (3) that are available, were available or which become available to the Registrant but which the officers or directors of the Registrant determine are inadvisable for the Registrant to purchase, given the cost involved of the Registrant. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

The above discussion of Article 2.02-1 of the Texas Business Corporation Act, the Registrant’s Bylaws and the indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Bylaws and the indemnification agreements.

Please read “Item 9.  Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.

Exemption from Registration Claimed

Not Applicable.

Item 8.

Exhibits

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description
*4.1	—	Second Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3(i) to the Registrant’s Form 8-A/A on September 29, 2000 and incorporated herein by reference).
*4.2	—

Statement of Resolutions Establishing the Series A Junior Participating Preferred Stock of the Registrant (filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2001 and incorporated herein by reference).

*4.3	—	Amended and Restated Bylaws of the Registrant, as amended (filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2000 and incorporated herein by reference).
*4.4	—

Rights Agreement dated as of May 23, 2001 between the Registrant and Computershare Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated herein by reference).

*4.5	—

Amended and Restated Non-Employee Director Stock Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and incorporated herein by reference).

4

5	—	Opinion of Baker Botts L.L.P. as to the legality of the common shares being registered (filed herewith).
23.1	—	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).
23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5).
24	—	Powers of Attorney (included on the signature page hereof).

______________
*  Incorporated by reference as indicated.

Item 9.

Undertakings

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 10, 2005.

EGL, INC.
By:	/s/ James R. Crane
James R. Crane Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Crane and Elijio V. Serrano, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, this Registration Statement and any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 10, 2005 in the capacities indicated.

/s/ James R. Crane	/s/ Paul William Hobby
James R. Crane Chairman and Chief Executive Officer (Principal Executive Officer)	Paul William Hobby Director
/s/ Elijio V. Serrano	/s/ Michael K. Jhin
Elijio V. Serrano Chief Financial Officer and Director (Principal Financial and Accounting Officer)	Michael K. Jhin Director
/s/ Milton Carroll	/s/ Neil E. Kelley
Milton Carroll Director	Neil E. Kelley Director
/s/ James C. Flagg	/s/ Frank J. Hevrdejs
James C. Flagg Director	Frank J. Hevrdejs Director

EXHIBIT INDEX

Exhibit No.		Description
*4.1	—	Second Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3(i) to the Registrant’s Form 8-A/A on September 29, 2000 and incorporated herein by reference).
*4.2	—

Statement of Resolutions Establishing the Series A Junior Participating Preferred Stock of the Registrant (filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2001 and incorporated herein by reference).

*4.3	—	Amended and Restated Bylaws of the Registrant, as amended (filed as Exhibit 3(ii) to the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 2000 and incorporated herein by reference).
*4.4	—

Rights Agreement dated as of May 23, 2001 between the Registrant and Computershare Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated herein by reference).

*4.5	—

Amended and Restated Non-Employee Director Stock Plan (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and incorporated herein by reference).

5	—	Opinion of Baker Botts L.L.P. as to the legality of the common shares being registered (filed herewith).
23.1	—	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).
23.2	—	Consent of Baker Botts L.L.P. (included in Exhibit 5).
24	—	Powers of Attorney (included on the signature page hereof).

______________
*

Incorporated by reference as indicated

Exhibit 5

                       November 10, 2005

EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EGL, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 100,000 shares (the “Shares”) of common stock of the Company, par value $.001 per share (the “Common Stock”), that may be issued pursuant to the terms of the Company’s Amended and Restated Non-Employee Director Stock Plan (the “Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the Plan, (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, (iv) certificates of public officials and of representatives of the Company and (v) statutes and other instruments or documents.  In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

1.

In the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company.

2.

Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of EGL, Inc., which appears in EGL, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP
Houston, Texas November 10, 2005